Exhibit 10.1
CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated January 20, 2022, is by and between WORLD OF JEANS & TOPS, a California corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). This Agreement amends, restates and supersedes in its entirety, and is given as a replacement for, and not in satisfaction of or as a novation with respect to, that certain Credit Agreement dated November 9, 2020 by and among Borrower, as lead borrower, Tilly’s Inc. (as defined below), as guarantor, and Bank, as agent, L/C issuer and swing line lender, and the other parties thereto, as such may have been amended from time to time prior to the date hereof (“Existing Credit Agreement”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including January 20, 2024, not to exceed at any time the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (“Line of Credit””), the proceeds of which shall be used to finance Borrower’s working capital requirements. Borrower’s obligations to repay advances under the Line of Credit shall be evidenced by a promissory note dated January 20, 2022 (as amended, amended and restated, modified and/or supplemented from time to time, the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary, or an affiliate to issue standby letters of credit for the account of Borrower ("Subfeature Standby Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed Fifteen Dollars ($15,000,000.00). Bank shall have no obligation to issue a Subfeature Standby Letter of Credit if (i) any order, judgment, or decree of any governmental authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Subfeature Standby Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Subfeature Standby Letter of Credit in particular, or (ii) such Subfeature Standby Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Subfeature Standby Letter of Credit will or may not be in United States Dollars. The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Subfeature Standby Letter of Credit shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by Borrower; provided however, that no Subfeature Standby Letter of Credit shall have an expiration date more than one hundred twenty (120) days beyond the maturity date of the Line of Credit. The undrawn amount of all Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank's standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit (excluding any advances or reserves under the Line of Credit with respect to any outstanding Subfeature Standby Letters of Credit) for a period of at least thirty (30) consecutive days during each fiscal year.

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest, and the amount of each drawing paid under any Subfeature Standby Letter of Credit shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith. The promissory notes or other instruments or documents executed in connection with the credit(s) subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest. In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Subfeature Standby Letter of Credit Fees and Commissions.  Borrower shall pay to Bank;

(i) in arrears fees or commissions with respect to each Subfeature Standby Letter of Credit in an amount equal to the daily amount available to be drawn under such Subfeature Standby Letter of Credit times 1.00% (computed on a per annum basis, based on a 360-day year, actual days elapsed), with such fees or commissions determined by Bank in arrears on a quarterly basis and payable on the first (1st) day of each fiscal quarter or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower; and

(ii) fees or commissions for each drawing under any such Subfeature Standby Letter of Credit and for the occurrence of any transfer, assignment, amendment, cancellation or other activity with respect to such Subfeature Standby Letter of Credit (including without limitation fees for document examination, discrepancies, reinstatement, document delivery, special handling and other trade services), determined in accordance with Bank’s standard fees and charges then in effect for such activity, and correspondent bank fees and fees of any adviser, confirming institution or entity or other nominated person, with such fees and commissions payable at the time of such activity or, if applicable, by such later date as may be specified in a billing for such amount sent by Bank to Borrower.

(d)    Early Termination Fee. In the event that Acceleration and Termination (as such terms are defined below) occurs, for any reason, or the credit facilities hereunder are refinanced by a lender other than Bank or any of its affiliates (“Termination Date”), prior to November 9, 2022, Borrower shall pay to Bank a fee (the “Early Termination Fee”) in respect of amounts which are or become payable by reason thereof equal to $200,000.00 plus one half of one percent (0.50%) of the maximum principal amount available under the Line of Credit; provided that no such Early Termination Fee shall be payable as the result of a refinancing of the credit facilities hereunder, in whole or in part, with Bank or any of its affiliates (irrespective of whether the commitments under such refinanced facility are greater than, equal to, or less than the maximum principal amount available under the Line of Credit in effect immediately prior to such refinancing). Borrower agrees and acknowledges that Bank will have suffered damages on account of the early termination of the credit facilities hereunder and that, in view of the difficulty in ascertaining the amount of such damages, the Early Termination Fee constitutes reasonable compensation and liquidated damages to compensate Bank on account thereof. For the avoidance of doubt, the foregoing fee amends and restates the “Early Termination Fee” described and defined in the fee letter, dated as of November 9, 2020, by and between Borrower and Bank.

SECTION 1.3.    COLLECTION OF PAYMENTS.  Borrower authorizes Bank to collect all interest and fees due under the Line of Credit by charging Borrower's deposit account number 4945-012565 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank hereunder and under the other Loan Documents shall be guaranteed by Tilly’s Inc., a Delaware corporation (“Tilly’s, Inc.”) as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank and shall be secured by a first priority lien in favor of Bank on the equity interests of the Borrower owned by Tilly's, Inc.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, on the date hereof, and on the date of each subsequent request for any extension of credit hereunder (including, without limitation, the issuance of any product under any subfeature contained herein, to the extent applicable), which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. (a) Borrower is a corporation, duly organized and existing and in good standing under the laws of California, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required and in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower; and (b) no member of the Borrowing Group (as defined below) is a Sanctioned Target (as defined below) of economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes or restrictions and anti-terrorism laws imposed, administered or enforced from time to time by the United States of America, the United Nations Security Council, the European Union, the United Kingdom, any other governmental authority with jurisdiction over Borrower or any member of the Borrowing Group (collectively, “Sanctions”). As used herein, “Borrowing Group” means: (i) Borrower, (ii) any direct or indirect parent of Borrower, (iii) any affiliate or subsidiary of Borrower, (iv) any Third Party Obligor (as defined below), and (v) any officer, director or agent acting on behalf of any of the parties referred to in items (i) through and including (iv) with respect to the obligations hereunder, this Agreement or any of the other Loan Documents. “Sanctioned Target” means any target of Sanctions, including (i) persons on any list of targets identified or designated pursuant to any Sanctions, (ii) persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (iii) persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (iv) persons otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, guarantee, security agreement, pledge agreement, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any material provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any material breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound and such contract, obligation, indenture or other instrument in default or breach requires, on an individual basis, annual consideration in excess of $1,000,000.00.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION. The annual financial statement of Borrower dated December 31, 2020, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower in all material respects, (b) disclose all material liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by this agreement or by Bank in writing. All information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year that would, if made, have a material adverse effect.

SECTION 2.7.    NO SUBORDINATION. Except as permitted pursuant to the terms of this Agreement, there is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, the loss of which would have a material adverse effect on its ability to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. Except as could not be reasonably expected to have a material adverse effect: (i) Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); (ii) to the knowledge of Borrower, no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower and (iii) Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation requiring, on an individual basis, annual consideration in excess of $1,000,000.00.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect or as disclosed by Borrower to Bank in writing prior to the date hereof: (i) Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time, (ii) none of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment and (iii) Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12    SANCTIONS, ANTI-MONEY LAUNDERING AND ANTI-CORRUPTION LAWS.    (a) each member of the Borrowing Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Anti-Money Laundering Laws and Anti-Corruption Laws (each as defined below), and Sanctions; and (b) to the best of Borrower’s knowledge, after due care and inquiry, no member of the Borrowing Group is under investigation for an alleged violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws by a governmental authority that enforces such laws. As used herein: “Anti-Corruption Laws” means: (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business. “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which the Borrower or any member of the Borrowing Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT. The effectiveness of this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:
(i)This Agreement.
(ii)Line of Credit Note.
(iii)Security Agreement: Business Assets (Borrower).
(iv)Pledge Agreement (Tilly’s, Inc.).
(v)Continuing Guaranty (Tilly’s, Inc.).
(vi)Secretary’s Certificate of Borrower and Tilly’s, Inc.
(vii)Officer’s Certificate of Borrower.
(viii)Such other documents as Bank may require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower.

(d)        Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)    Satisfaction of Regulatory and Compliance Requirements. In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (other than those representations and warranties that are expressly qualified by a material adverse effect or other materiality, in which case such representations and warranties shall be true in all respects) on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true in all material respects (other than those representations and warranties that are expressly qualified by a material adverse effect or other materiality, in which case such representations and warranties shall be true in all respects) on and as of such earlier date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

    (i)    For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank's standard Application for Standby Letter of Credit.

    (ii)    An executed wire request form if requested by Bank

(c)    Letter of Credit Documentation. Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)    Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(e)    Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such Third Party Obligor, if any.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3.    FINANCIAL STATEMENTS AND OTHER INFORMATION. Provide to Bank all of the following, in form and detail reasonably satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year, audited consolidated and consolidating financial statements of Tilly's, Inc., prepared by an independent certified public accountant acceptable to Bank, to include consolidated and consolidating balance sheet, income statement and statement of cash flow, management report, and auditor's report, together with all supporting schedules and footnotes;

(b)    not later than 45 days after and as of the end of each fiscal quarter, consolidated and consolidating financial statements of Tilly's, Inc., prepared by Tilly's, Inc., to include a balance sheet and income statement;

(c)    not later than 45 days after and as of the end of each fiscal quarter, a store profit and loss statement, prepared by Borrower, to include all revenues and expenses on an individual store basis for all of the Borrower's then operating retail clothing store locations;

(d)    contemporaneously with each delivery of annual and quarterly consolidated financial statements required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate, that there exists no Event of Default nor any condition, act, or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and setting forth in reasonable detail calculations of the financial covenants set forth in Section 4.9 hereof;

(e)    not later than 90 days after commencement of each fiscal year of Tilly's, Inc., projections for such fiscal year and for each quarter thereof including forecasted consolidated balance sheets and statements of income, together with an explanation of the assumptions on which such forecasts are based;

(f)    promptly upon request by Bank, copies of audit reports, management letters or recommendations submitted to the board of directors (or any committee thereof) of Tilly's, Inc. or the Borrower by independent accountants in connection with the accounts or books of such companies or any audit thereof;

(g)    promptly after the same become available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Tilly's, Inc., and copies of all annual, regular, periodic and special reports and registration statements which Tilly's, Inc. or Borrower may file or be required to file with the U.S. Securities and Exchange Commission and not otherwise required to be delivered to Bank pursuant to this Agreement;

(h)    from time to time such other financial and business information as Bank may reasonably request; and

(i)    from time to time such other information as Bank may reasonably request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

Documents required to be delivered pursuant to Section 4.3(a), 4.3(b) and 4.3(g) hereof (to the extent any such documents are included in materials otherwise filed with the U.S. Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Tilly's, Inc. posts such documents, or provides a link thereto on the website of Tilly's, Inc. on the internet at the website address www.tillys.com or another website address provided by the Borrower in a written notice to Bank or (ii) on which such documents are posted on a publicly available website maintained by or on behalf of the U.S. Securities and Exchange Commission for access to documents filed in the EDGAR database; provided that the Borrower shall notify Bank (by telecopier or electronic mail) of the posting of any such documents and, if requested by Bank, provide to Bank by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 4.4.    COMPLIANCE.

(a)    Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower is located or doing business, or otherwise is applicable to Borrower, which failure to do so could not individually or in the aggregate be reasonably expected to cause a material adverse effect; and

(b)    comply with, and cause each member of the Borrowing Group to comply with, all Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws.

SECTION 4.5.    INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment and (c) except to the extent permitted by Section 2.10 hereof.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower (i) affecting Tilly's, Inc., Borrower or any of their respective subsidiaries which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Borrower or such entity on a consolidated basis, or involve a monetary claim in excess of $5,000,000.00, or (ii) affecting or with respect to this Agreement, any other Loan Document or any security interest or lien created thereunder, or (iii) involving an environmental claim or potential liability under environmental laws in excess of $5,000,000.00.

SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower as a consolidated subsidiary of Tilly’s, Inc. for accounting purposes, and maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Total Funded Debt to EBITDAR of Tilly's, Inc. and its consolidated subsidiaries not greater than 4.00 to 1.00 as of each quarter end, determined on a rolling four-quarter basis, with "Total Funded Debt" defined as the sum of (i) all obligations for borrowed money, (ii) capital leases, and (iii) annual rent expense from all operating leases multiplied by six (6), and with "EBITDAR" defined as the sum of net income, interest expense, taxes, depreciation, amortization and annual rent expense.

(b)    Fixed Charge Coverage Ratio of Tilly’s Inc. not less than 1.25 to 1.00 as of each quarter end, determined on a trailing 12-month basis, with “Fixed Charge Coverage Ratio” defined as (a) the EBITDAR minus cash taxes and DDR&R during such period, divided by (b) the aggregate of the current maturity of long-term debt, capitalized lease payments, interest expense, and rent expense during such period; with “DDR&R” defined as (x) if after giving effect to any dividends, distributions, redemptions and repurchases of equity interest during such period, the Cash Amount is less than Fifty Million Dollars ($50,000,000.00), an amount equal to the aggregate sum of such dividends, distributions, redemptions and repurchases of equity interest, or (y) if after giving effect to any dividends, distributions, redemptions and repurchases of equity interest during such period, the Cash Amount is greater than Fifty Million Dollars ($50,000,000.00), an amount equal to zero; and with “Cash Amount” defined as, as of any date of determination, Borrower's cash and other cash equivalents and certain marketable securities acceptable to Bank in its sole discretion minus the then current outstanding principal amount under the Line of Credit.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter and in no event more than one (1) business day after the occurrence of each such event or matter described below with respect to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any material uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property; (e) failure by Borrower or Tilly’s Inc. to pay rent or such other amounts due (i) at any distribution centers or warehouses; (ii) in excess of $500,000.00 in the aggregate at any location where collateral required hereunder is located; or (iii) any of Borrower’s or Tilly’s Inc.’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to have a material adverse effect on Borrower or Tilly’s Inc., or (f) any breach of any covenant contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws or the Borrower’s inability to make the representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws on any date, or the failure of any representations and warranties contained herein related to Sanctions, Anti-Money Laundering Laws, and Anti-Corruption Laws to be true and correct in all respects on or as of any date.

SECTION 4.11.    DEPOSIT AND TREASURY ACCOUNTS. Establish at Bank, and maintain at all times thereafter, the primary operating deposit accounts and treasury management accounts of Borrower and Tilly's with Bank. It is hereby acknowledged that this requirement is being made in order to facilitate the Bank's maintenance of the security interests in the collateral provided under this Agreement and the security documents executed in conjunction herewith.

SECTION 4.12.    COMPLIANCE WITH TERMS OF LEASEHOLDS. Except as otherwise disclosed to Bank in writing prior to the date hereof, (a) make all payments and otherwise perform all obligations in respect of all material leases to which Borrower or Tilly’s Inc. is a party, keep such leases in full force and effect, (b) not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, (c) notify Bank of any default by any party with respect to such leases and cooperate with Bank in all respects to cure any such default, and (d) cause Tilly’s Inc. to do the foregoing; provided however, Borrower’s or Tilly’s failure to pay rent or such other amounts due under any material lease shall not be a violation of Section 4.12(a) hereof if such failure is less than $500,000.00 in the aggregate.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS.

(a)    Use, or permit any member of the Borrowing Group to use, any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds to fund, finance or facilitate any activities, business or transactions: (i) that are prohibited by Sanctions; (ii) that would be prohibited by Sanctions if conducted by Bank or any of Bank’s affiliates; or (iii) that would be prohibited by any Anti-Money Laundering Laws or Anti-Corruption Laws.

(b)    Fund any repayment of the obligations hereunder or under any other Loan Document with proceeds, or provide any property as collateral for any such obligations, or permit any third party to provide any property as collateral for any such obligations, that is directly or indirectly derived from any transaction or activity that is prohibited by any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that could otherwise cause Bank or any of Bank’s affiliates to be in violation of any Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.

SECTION 5.2.    CAPITAL EXPENDITURES. Make any additional investment in fixed or capital assets (including assets leased under capital leases) in any fiscal year in excess of an aggregate of $50,000,000.00.

SECTION 5.3.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) additional debt in an amount not to exceed $1,500,000.00 in the aggregate, (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof, (d) capital lease obligations relating to the Borrower's distribution and corporate headquarters facility, (e) trade debt incurred in the ordinary course of business and not outstanding for more than 90 days, (f) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores, and (g) indebtedness other than for borrowed money incurred in the ordinary course of business in respect of (i) netting services, overdraft protections and otherwise in connection with deposit accounts, securities accounts and commodities accounts; (ii) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Borrower or Tilly’s, Inc. and not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations; and (iii) deferred compensation, severance, and health and welfare retirement benefits to employees of Borrower or Tilly’s, Inc.

SECTION 5.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity (except for mergers in connection with acquisitions expressly permitted under Section 5.6 hereof in which Borrower is the survivor); (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity (except in connection with acquisitions expressly permitted under Section 5.6 hereof); (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; nor (e) accomplish any of the above by virtue of a division or similar transaction.

SECTION 5.5.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank or as permitted pursuant to Section 5.3 hereof.

SECTION 5.6.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, or acquire any other person or entity or all or substantially all of the assets of any other person or entity or any business unit thereof, including any of the foregoing accomplished by a division or similar transaction, except:

(a)    loans and advances made to employees or shareholders of the Borrower,

(b)    any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof,

(c)    acquisitions that meet all of the following criteria: (i) the persons or assets to be acquired are in the same or substantially similar lines of business as the Borrower, (ii) the board of directors or equivalent governing body of the other parties to each such acquisition have approved or consented to the acquisition, (iii) immediately before and after giving effect to each such proposed acquisition, no Event of Default shall have occurred and be continuing, (iv) Borrower shall be in proforma compliance with the financial covenants set forth in Section 4.9 hereof after giving effect to each such acquisition, (v) the aggregate total consideration paid in connection with all such acquisitions made during the term of this Agreement shall not exceed $25,000,000, (vi) Borrower shall have adequate cash on hand from its operations to pay the purchase price and other consideration to be paid in connection with each such acquisition, and, in any case, no proceeds of the loans made under this Agreement shall be used to pay the consideration for any such acquisition, and (vii) prior to the consummation of any such acquisition, Borrower shall have delivered to Bank documentation of each of the foregoing in form and substance reasonably acceptable to Bank,

(d)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof,

(e)    commercial paper issued by any person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof,

(f)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is Bank or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (e) above and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof,

(g)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (d) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (f) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into,

(i)    investments, classified in accordance with generally accepted account principles as current assets of Borrower, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (d) through (g) above,

(k)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, and

(l)    guarantees permitted pursuant to Section 5.5 hereof.

SECTION 5.7.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing:

(a)    in favor of Bank,

(b)    which is existing as of, and disclosed to Bank in writing prior to, the date hereof,

(c)    as are permitted pursuant to the terms of this Agreement,

(d)    liens imposed by law for taxes that are not yet delinquent or are being contested in in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside in accordance with generally accepted accounting principles,

(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by applicable law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in in good faith by appropriate proceedings and adequate reserves with respect thereto have been set aside in accordance with generally accepted accounting principles,

(f)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any lien imposed by ERISA which has resulted or could reasonably be expected to result in liability,

(g)    deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,

(h)    easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower and/or Tilly’s, Inc. and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(i)    statutory liens of landlords and lessors in respect of rent not in default,

(j)    liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries,

(k)    liens arising from precautionary UCC filings regarding “true” operating leases;

(l)    liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (i) such liens secure obligations that are being contested in good faith by appropriate proceedings, (ii) Borrower or Tilly’s, Inc. has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (iii) such contest effectively suspends collection of the contested obligation and enforcement of any lien securing such obligation, and

(m)    liens on fixed or capital assets acquired by Borrower or Tilly’s, Inc. which are permitted under Section 5.3(d) hereof so long as (i) such liens and the indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such liens shall not extend to any other property or assets of Borrower or Tilly’s, Inc.

SECTION 5.8.    TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any affiliate of the Borrower or Tilly's, Inc., whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtained by Borrower in a comparable arm's length transaction with a person other than an affiliate, except:

(a)    payment of reasonable and customary fees for, and reimbursement of out-of-pocket expenses incurred by, members of the board of directors of Borrower or Tilly's, Inc.,

(b)    transactions described on Schedule 5.8 hereto,

(c)    transactions between the Borrower and Tilly’s, Inc. substantially consistent with past practice or to which Bank has given prior written consent to such transaction, which consent shall not be unreasonably withheld from the perspective of a secured lender,

(d)    payment of cash dividends by Borrower to Tilly’s, Inc. and by Tilly’s, Inc. to its shareholders, provided such dividends are paid ratably to its shareholders;

(e)    any issuances of securities of Tilly’s, Inc. (other than disqualified stock and other equity interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of equity interests in Tilly’s, Inc. or any of its subsidiaries), provided that if any of the foregoing is not substantially consistent with past practice and in excess of an aggregate amount equal $2,500,000.00 Bank shall receive prior written notice of the same;

(f)    an individual transaction or a series of related transaction in an amount not to exceed an aggregate of $2,500,000.00, and

(g)    an individual transaction or a series of related transaction in an amount which exceeds an aggregate of $2,500,000.00 to which Bank has given prior written consent to such transaction, which such consent shall not be unreasonably withheld from the perspective of a secured lender.

SECTION 5.9.    ADDITIONAL SUBSIDIARIES. In the event that any person becomes a subsidiary of the Borrower after the date hereof, Borrower will promptly notify the Bank of the fact and cause Borrower or such subsidiary (a) to execute and deliver to Bank, with respect to the obligations of Borrower to Bank pursuant to this Agreement and the Loan Documents, a guaranty agreement, security agreement, and, if applicable, a general pledge agreement, in form and substance acceptable to Bank and (b) to take all such further actions and execute all such further documents and instruments as may be necessary or, in the opinion of Bank, desirable to create in favor of Bank a valid and perfected first priority lien on all of the collateral and proceeds of any such subsidiary described in the foregoing described security agreement. In addition, Borrower shall, or shall cause the subsidiary that owns the capital stock of such person to, execute and deliver to Bank all certificates representing such capital stock of such person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with: (1) any collateral value requirement set forth herein or in any other Loan Document; (2) any negative covenant set forth in Article V hereof; (3) any affirmative covenant set forth in Article IV hereof requiring the delivery of financial statements and other information to Bank; or (4) any obligation, agreement or other provision contained herein or in any other Loan Document related to Sanctions, Anti-Money Laundering Laws, or Anti-Corruption Laws.

(d)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1.), and with respect to such default(s) that by their nature can be cured (excluding any defaults specifically described as constituting an “Event of Default” under any other subsection of this Section 6.1., none of which shall be subject to a cure period), such default shall continue for a period of twenty (20) days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Bank of such default’s occurrence.

(e)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder, the owner of any collateral securing the obligations hereunder or under any other Loan Document, or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, owner of pledged collateral, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred (i) any debt or other liability to Bank or (ii) any debt or other liability to any other person or entity in an individual principal amount of $500,000.00 or more or with an aggregate principal amount of $1,000,000.00 or more.

(f)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g)    The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower or any Third Party Obligor in any county or recording district in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor (in each of the foregoing cases, relating to the payment of money in an amount in excess of $2,000,000); or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor.

(h)    There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(i)    The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution, division, or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower or such Third Party Obligor.

(j)    Any Loan Document, at any time after its execution and delivery for any reason other than satisfaction in full of all the obligations of Borrower to Bank hereunder and under the Loan Documents, ceases to be in full force and effect; or Borrower or any Third Party Obligor contests in any manner the validity or enforceability of any Loan Document; or Borrower any Third Party Obligor denies that it has any further liability or obligation under any Loan Document or purports to revoke, terminate or rescind any Loan Document.

(k)    Tilly's, Inc. shall cease to own and control 100% of the issued and outstanding capital stock of the Borrower, or, as to Tilly's, Inc., (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Hezy Shaked and Tialit Levine (and their respective heirs and executors, and trusts as to which they are settlors or trustees or other trusts to which such trusts are settlors) shall become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity interests of Tilly's, Inc. entitled to vote for members of the board of directors of Tilly's, Inc. on a fully-diluted basis or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors of Tilly's, Inc. cease to be composed of individuals who either were members of such board on the first day of such period or whose election or nomination to such board was approved by individuals who at the time of such election or nomination constituted at least a majority of such board.

(l)    Tilly's, Inc. shall (i) engage in any business other than (A) entering into and performing its obligations under, and in accordance with, the Loan Documents to which it is a party, (B) owning the capital stock of Borrower and (C) issuing its own capital stock or options to acquire such capital stock, (ii) incur any indebtedness other than (A) its guarantee of the obligations of Borrower hereunder in favor of Bank and (B) its guarantee of the indebtedness or liabilities of Borrower permitted under Section 5.3 hereof and of Borrower's obligations under real property leases entered into by Borrower in the ordinary course of business, or (iii) own any assets other than the capital stock of Borrower and cash and cash equivalents.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower (“Acceleration”); (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate (“Termination”); and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

    BORROWER:    WORLD OF JEANS & TOPS
    10 Whatney
    Irvine, California 926181
    Attention: Michael Henry, CFO
    Telephone No.: (949) 609-5552
    Email address: mhenry@tillys.com

    With a copy to:

    Legal Department
    10 Whatney
    Irvine, California 92618
    Attention: Sonya Attal
    Telephone No.: (949) 609-5599 ext. 15583
    Email address: sattal@tillys.com and legal@tillys.com

    BANK:    WELLS FARGO BANK, NATIONAL ASSOCIATION
    Orange Coast Regional Commercial Banking Office
    2030 Main Street, Suite 700
    Irvine, California 92614
    Attention: World of Jeans & Tops Relationship Manager

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay
to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of California (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.13.    NO NOVATION OR IMPAIRMENT OF SECURITY INTERESTS.

This Agreement shall not cause a novation, payment and reborrowing, or termination of any of the indebtedness or obligations of Borrower under the Existing Credit Agreement or other loan documents executed in connection therewith (collectively, the "Existing Loan Documents"), nor shall it extinguish, discharge, terminate or impair Borrower's indebtedness or obligations or Bank's rights or remedies under the Existing Credit Agreement and the other Existing Loan Documents; provided, however, that all such indebtedness, obligations, rights and remedies shall be on the terms and conditions of, and as set forth in, this Agreement and the Loan Documents. In addition, this Agreement shall not release, limit or impair in any way the priority of any security interests and liens held by Bank against any assets of Borrower arising under the Existing Credit Agreement or the other Existing Loan Documents.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the effective date set forth above.

BORROWER:	BANK:

WORLD OF JEANS & TOPS, a California corporation By: /s/ Michael L. Henry Michael L. Henry Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By: /s/ Kimberly J. Striegl Kimberly J. Striegl Senior Vice President

[Signature Page to Credit Agreement]